Exhibit 99.1

210 East Grand Ave, P.O. Box 511 South San Francisco, CA 94083-0511 650.837.7000 main 650.837.8205 fax

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

fkarbe@exelixis.com

Charles Butler

Senior Director

Corporate Communications

& Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – October 27, 2008 – Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the third quarter ended September 30, 2008.

Revenues for the quarter ended September 30, 2008 were $29.9 million, compared to $26.8 million for the comparable period in 2007. The increase from 2007 to 2008 was primarily due to an acceleration of revenue recognition as a result of the development term of our collaboration with GlaxoSmithKline, Inc. (GSK) concluding on October 27, 2008. This increase was partially offset by the exclusion of revenue as a result of the sale of 80.1% of our former subsidiary Artemis Pharmaceuticals GmbH in 2007.

Research and development expenses for the quarter ended September 30, 2008 were $65.7 million, compared to $58.6 million for the comparable period in 2007. The increase from 2007 to 2008 primarily reflected the increased development expenses associated with the maturation and advancement of our pipeline through phase 3 clinical trial start-up activities, the initiation of various non-clinical studies and phase 1 and phase 2 clinical trials, and expanded enrollment in our ongoing clinical trials.

General and administrative expenses for the quarter ended September 30, 2008 were $8.9 million, compared to $10.8 million for the comparable period in 2007. The decrease from 2007 to 2008 was primarily due to the allocation of general corporate costs (such as facilities costs) to research and development, which primarily reflected the growth of the research and development function compared to the general and administrative function.

Net loss for the quarter ended September 30, 2008 was $38.5 million, or $0.36 per share, compared to $13.7 million, or $0.14 per share, for the comparable period in 2007. The increase in net loss in 2008 compared to 2007 is primarily due to the inclusion in 2007 of the $18.8 million gain on the sale of assets recognized in conjunction with our transaction with Agrigenetics, Inc., a wholly-owned subsidiary of The Dow Chemical Company, which was accounted for as a sale of our plant trait business.

Cash and cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle), and restricted cash and investments totaled $135.2 million at September 30, 2008, compared to $299.5 million at December 31, 2007. These amounts do not include $150.0 million available for borrowing under our financing facility with Deerfield Management.

Q3 2008 Highlights & Recent Developments

•

Announced that GSK has decided not to exercise its option to license XL184, and that it has also decided not to license the other compounds in the collaboration, including XL281, XL228, XL820, and XL844. As a result, Exelixis retains the rights to develop, commercialize, and/or license all of these compounds.

•	Successfully concluded the six-year collaboration with GSK to discover, develop, and commercialize novel therapeutics in the area of oncology.

•	Submitted an investigational new drug (IND) application to the U.S. Food and Drug Administration for XL888, a novel anticancer compound. XL888 is an orally available small molecule inhibitor of HSP90.

•

Submitted a comprehensive data report for IND candidate XL413, a selective inhibitor of Cdc7, to Bristol-Myers Squibb Company. Bristol-Myers Squibb has 30 days to review the data package and determine if it will select the compound for clinical development and commercialization.

•	Presented 15 abstracts at the 20th EORTC-NCI-AACR Symposium “Molecular Targets and Cancer Therapeutics.” These included reports on XL184, XL228, XL281, XL765, XL147, XL820, XL844, XL888, and XL413.

“We believe that our six-year collaboration with GSK has been beneficial for both companies,” said George A. Scangos, PhD, President and Chief Executive Officer of Exelixis. “GSK has selected one excellent compound, the dual MET/VEGFR inhibitor XL880, and Exelixis has received approximately $235 million in upfront, milestone, and R&D support payments, and a loan facility. In addition, Exelixis now has the rights to XL184, XL281, XL228, XL844, and XL820. These compounds, together with the compounds already in Exelixis’ proprietary clinical pipeline, XL147, XL765, XL019, and XL888, comprise a deep pipeline of promising oncology compounds.”

“Retaining the rights to XL184 is a major positive event with significant strategic value for the company. This compound is our most advanced asset with a very promising mechanism of action. It has generated compelling data in patients with medullary thyroid cancer, and data emerging from the phase 2 trial being conducted in patients with glioblastoma are also encouraging. We believe this compound has substantial medical and commercial potential and being able to retain it has a major impact on the company. We have had a significant number of inquiries about our willingness to partner the program and we are exploring all options to advance the program and maximize its value to the company. Additionally, we believe data recently presented on XL281 and XL228, and additional data that will be presented for XL228 later this year, indicate that they also have substantial potential as anti-cancer agents.”

“The power of our strategy and the productivity of our discovery group are reflected in the deep, high-quality pipeline that we now have in our hands. The clarity achieved through the end of the GSK collaboration will allow Exelixis to further define and implement its strategy to maximize the short- and long-term value of this remarkable portfolio of compounds.”

Conference Call and Webcast

Exelixis’ management will discuss the company’s third quarter ended September 30, 2008 financial results as well as a general update on the company’s financial position and business, including its development pipeline and corporate strategy, during a conference call beginning at 2:00 p.m. PT/ 5:00 p.m. ET today, Monday, October 27, 2008. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 3, phase 2, and phase 1 clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline, Bristol-Myers Squibb, Genentech, Wyeth Pharmaceuticals, and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the timing of a potential compound selection by Bristol-Myers Squibb; Exelixis’ belief as to the quality of its pipeline of oncology compounds; Exelixis’ belief about the potential of XL184’s mechanism of action; Exelixis’ belief that XL184 has substantial medical and commercial potential; Exelixis’ efforts to advance the XL184 program and maximize its value for the company; future data presentations on XL228; the potential for XL281 and XL228 as anti-cancer agents; and the further definition and implementation of Exelixis’ strategy to maximize the value of its pipeline. Words such as “believe,” “potential,” “will,” “promising,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current plans, assumptions, beliefs, and expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the timing of a potential compound selection by Bristol-Myers Squibb; the potential failure of Exelixis’ compounds to demonstrate safety and efficacy in clinical testing; the therapeutic and commercial value of Exelixis’ compounds; the ability to conduct clinical trials for Exelixis’ compounds sufficient to achieve a positive completion; the timing and level of expenses associated with the growth of Exelixis’ proprietary programs; Exelixis’ ability to enter into new collaborations; Exelixis’ ability to execute upon its strategies; Exelixis’ need for additional capital; timely receipt of potential milestones and royalties under Exelixis’ collaborative agreements; and changes in economic and business conditions. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended September 26, 2008, and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any duty, obligation, or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Contract	$16,665	$17,496	$52,047	$49,040
License	13,267	9,329	36,240	35,180

Total revenues	29,932	26,825	88,287	84,220

Operating expenses:
Research and development	65,670	58,643	200,512	165,159
General and administrative	8,867	10,757	27,786	33,151
Amortization of intangible assets	—	51	—	195

Total operating expenses	74,537	69,451	228,298	198,505

Loss from operations	(44,605)	(42,626)	(140,011)	(114,285)
Other income (expense):
Interest income and other, net	1,090	2,908	5,072	9,786
Interest expense	(2,171)	(970)	(4,386)	(3,001)
Gain on the sale of business	4,500	18,808	4,500	18,808

Total other income	3,419	20,746	5,186	25,593

Loss before noncontrolling interest in Symphony Evolution, Inc.	(41,186)	(21,880)	(134,825)	(88,692)
Loss attributed to noncontrolling interest in Symphony Evolution, Inc.	2,680	8,184	9,920	22,233

Net loss	$(38,506)	$(13,696)	$(124,905)	$(66,459)

Net loss per share, basic and diluted	$(0.36)	$(0.14)	$(1.19)	$(0.68)

Shares used in computing basic and diluted net loss per share	105,548	98,551	105,294	97,313

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	September 30, 2008	December 31, 2007 (1)
	(unaudited)
Cash and cash equivalents and short-term and long-term marketable securities (2)	$135,151	$299,530
Working capital	$(1,440)	$150,898
Total assets	$254,763	$412,120
Stockholders’ equity	$(26,958)	$72,081

(1)	Derived from the audited consolidated financial statements.

(2)	These amounts include investments held by Symphony Evolution, Inc. of $18.5 million and $30.9 million and restricted cash and investments of $4.9 million and $7.2 million as of September 30, 2008 and December 31, 2007, respectively.

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